Exhibit 99.7

CONSENT OF CANACCORD GENUITY CORP.

We hereby consent to (A) the incorporation by reference in this amendment no. 3 to the registration statement (the "Registration Statement") on Form S-4 of our (i) opinion letter, dated December 21, 2020, and (ii) formal valuation, dated December 21, 2020, each to the special committee of MDC Partners Inc. (“the Company”) included as Exhibit J to the prospectus which forms a part of the Registration Statement relating to the proposed business combination between the Company and subsidiaries of Stagwell Media LP, and (B) the references to such opinion and valuation in such prospectus. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

CANACCORD GENUITY CORP.

By:	/s/ Canaccord Genuity Corp.

April 30, 2021